Exhibit 10.37
2009
Executive Incentive Plan

     OBJECTIVES
The specific aim of the 2009 Executive Incentive Plan (the “Plan”) is to focus Immersion’s executive management on Immersion’s revenue, operating profit, gross margin goals and business objectives, and to reward achievement of those goals.
     ELIGIBILITY
In addition to your base salary, you are eligible to earn an incentive payment pursuant to the Plan and its Attachment A. In order to be eligible to earn any payment under this Plan, you must sign and date a copy of the Plan on the space provided below and return it to Human Resources. An executive’s eligibility to participate in this Plan will be subject to the review and approval of the CEO and CFO of the Company, and before they become earned, any payments to be made under this Plan are subject to the review and approval of the Company’s Compensation Committee, with input from the Company’s CEO. This Plan supersedes all prior executive bonus, incentive, and/or variable compensation plans of the Company, which are of no further force or effect.
Employees hired between January 1 and December 31, 2009, who are permitted to participate in the Plan shall be eligible to participate on a pro-rata basis, based upon their employment start date and contingent upon their continued active employment through the Payment Date (defined below). The proration will be based on the number of work days that the employee was employed by the Company during 2009.
     PLAN ADMINISTRATION
This Plan is effective for calendar year 2009 only. The Company may cancel, suspend, amend, or revise all or any part of the Plan for any reason at any time.
To the extent earned, payments under the Plan will be wages and will be subject to withholding of federal and state income and employment taxes. Earned payments under this Plan will be paid on the next regular payroll date following the later of (a) February 15, 2010, (b) the date on which the Company’s Income Statement for 2009 has been finalized, or (c) the date on which the Company’s 2009 earnings have been publicly disclosed (the “Payment Date”), but in no event will such payments be made any later than March 15, 2010.
Nothing in this Plan shall in any way alter the at-will employment relationship between the Company and its executives. All employees of the company are employed on an “at-will” basis, which means that either the employee or the Company may terminate the relationship at any time, with or without cause or notice.
For purposes of this Plan, a participant’s employment with Immersion terminates on the last day on which work duties are actually performed by the participant. Periods of pay in lieu of notice, severance, or any other post-termination benefits or compensation period shall not be deemed periods of employment for purposes of this Plan. Subject only to the second paragraph of the “Eligibility” section above, in order to earn any payment under the Plan, a participant must be continuously employed by Immersion from January 1, 2009 through the Payment Date. A participant who resigns from his or her employment with Immersion prior to the Payment Date, or whose employment is terminated prior to the Payment Date, will not earn any payment under this Plan.
Provided they meet the eligibility requirements described in this Plan and Attachment A, participants who are on an approved leave of absence at any time during 2009 will earn a pro-rated payment under this Plan based upon the portion of the year that they are actively employed and not on leave status. To the extent that a participant is on an approved leave of absence on the Payment Date, he/she will not earn any payment under this Plan unless he/she returns to active employment with Immersion, at which time he/she will receive his/her Plan payment (subject to pro-ration, if applicable, as described in this paragraph).
PLAN DEFINITIONS
Revenue is revenue that is recognized by Immersion for the applicable period in accordance with generally accepted accounting principles and as reported in the Company’s audited financial statements.
Cost of Goods Sold is the direct and allocated indirect production costs of producing goods and services.
Gross Margin (GM) is determined by subtracting the Cost of Goods Sold (COGS) from the actual sale price of the product. The net result is the GM. GM excludes non cash stock compensation expense for the purposes of this Executive Incentive Plan.
Operating Profit (Loss) is Line of Business Operating Profit (Loss) less corporate support costs, litigation expenses, and intangible amortization. Operating Profit (Loss) excludes non cash stock compensation expense for the purposes of this Executive Incentive Plan.
Line of Business Operating Profit (Loss) is the revenue less departmental cost of goods sold and direct operating expenses for a line of business. Direct operating expenses are the expenses directly charged to a business unit including all variable compensation accruals and all allocated departmental expenses. Line of Business Operating Profit (Loss) excludes non cash stock compensation expense for the purposes of this Executive Incentive Plan.
Target Incentive is the “target” payment that a participant would earn under the Plan if all of the Company performance targets, Line of Business targets, and milestones are met, and the participant’s performance is fully satisfactory as determined by the Company’s CEO. The amount of the Target Incentive is a percentage of the participant’s annual base salary as of February 2, 2009, which percentage is determined by management. The actual Plan payment earned by a participant will vary depending on (i) the extent to which Company performance targets, Line of Business targets, and milestones are met, and (ii) the CEO’s evaluation of the participant’s performance.
MBO’s are specific business milestones which must be completed in a timely manner, in strict accordance with the stated terms and conditions associated with each MBO, to the satisfaction of the CFO and CEO.

Executive	Date

VP of Human Resources	Date

CFO	Date

CEO	Date

Attachment A
EXECUTIVE INCENTIVE PLAN STATEMENT OF GOALS FOR YEAR 2009
Craig Vachon
Percent of Base Salary Payment at Plan: ___%
The following is a statement of financial, strategic and tactical objectives for 2009 that will serve as a basis for overall performance evaluation and determination of year-end executive incentive award.
CEO Discretionary Multiplier: The Company’s Compensation Committee will determine a performance “weighting” to be applied to the Executive’s MBO calculation as determined by the Compensation Committee with input from the CEO. The weighting factor will typically range from 0.80 to 1.20, which factor is then multiplied by the executive’s MBO calculation to determine the executive’s overall incentive payment.
Plan Components: The Plan has three independent components: Corporate Financial Metrics, Line of Business Financial Metrics, and Individual MBO’s. Within each component you will be measured against specific goals.
A.	___% of your target bonus will be based on Corporate performance as follows.
•	Achieve GAAP Revenue of $XXM. Achieve Operating Profit (Loss) of $(XX)M. The Operating Profit (Loss) amount for the purpose of this calculation comprises the GAAP Operating Profit (Loss) prior to restructuring costs and prior to taking account of Executive Incentive Plan payment amounts. Payment amounts will be pro-rated between matrix levels. No payments occur from performance below minimum matrix targets.

Revenue / Operating
Profit
(Loss)
Targets	$XX M	$XXM	$XXM	$XXM	$XXM
$(XX)M	125.0%	137.5%	150.0%	175.0%	200.0%
$(XX)M	100.0%	112.5%	125.0%	150.0%	175.0%
$(XX)M	75.0%	87.5%	100.0%	125.0%	150.0%
$(XX)M	62.5%	75.0%	87.5%	112.5%	137.5%
$(XX)M	50.0%	62.5%	75.0%	100.0%	125.0%
B.	___% of your target bonus will be based on your Line of Business performance as follows.
•	Achieve GAAP Revenue of $XXM. Achieve Operating Profit (Loss) of $(XX)M. The Operating Profit (Loss) amount for the purpose of this calculation comprises the Line of Business GAAP Operating Profit (Loss) prior to restructuring costs and prior to taking account of Executive Incentive Plan payment amounts. Operating Profit (Loss) is inclusive of allocated Corporate overheads. Payment amounts will be pro-rated between matrix levels. No payments occur from performance below minimum matrix targets.

Revenue / Operating
Profit
(Loss)
Targets	$XX M	$XXM	$XXM	$XXM	$XXM
$(XX)M	125.0%	137.5%	150.0%	175.0%	200.0%
$(XX)M	100.0%	112.5%	125.0%	150.0%	175.0%
$(XX)M	75.0%	87.5%	100.0%	125.0%	150.0%
$(XX)M	62.5%	75.0%	87.5%	112.5%	137.5%
$(XX)M	50.0%	62.5%	75.0%	100.0%	125.0%
C.	___% of your target bonus will be based on individual MBO’s as follows.
•	Line of Business Initiatives as agreed upon with CEO.